SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 1998

TITAN TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

     New Mexico                 0-25024                    85-0388759
   (State or other           (Commission                  IRS Employer
   jurisdiction of           File Number)               Identification No.
   Incorporation)

      3206 Candelaria Road, N.E.
       Albuquerque, New Mexico                             87107
(Address of principal executive offices)                 (Zip code)

Registrant's telephone number, including area code:  505-884-0272

                          N/A
(Former name or former address, if changed since last report)
Item 5. Other Events.

On May 13, 1998, in the United States District Court for New Mexico (Civil Action CV-98-0057), Diana D. Holt filed an action against the Company and its directors alleging that proxy materials filed by the Company with the SEC in May contained material misstatements and/or omissions of facts, and, in addition Ms. Holt sought the recovery of certain money alleged to have been paid by her to complete and ship to Pittsburgh, Pa. a prototype machine embodying certain Company technology, and for breach of good faith and fair dealing in the execution and performance of the agreements between her and the Company. The Company denied all of the allegations of the complaint.

On July 31, 1998, Ms. Holt dismissed the action with prejudice. At the same time, the Company agreed with Ms. Holt that if by October 31, 1998, she can assure the Company that she has available sufficient cash resources to construct a TRTC tire recycling plant in West Virginia, the Company will grant Ms. Holt a standard form TRTC tire recycling license covering the State of West Virginia. At the time of that performance by Ms. Holt, the Company has agreed that it will grant Ms. Holt the option to acquire licenses covering its oil recycling technology in certain other states and that at such time that it is able to do so, it will grant Ms. additional options to acquire tire recycling licenses in those same additional states. The Company has also agreed that is Ms. Holt completes the financing of the West Virginia plant, the President will recommend to the board of directors that Ms. Holt be appointed to the board and that the Company grant Ms. Holt an option to purchase up to 150,000 shares of its common stock at an option price equivalent to the market price for such shares on July 31, 1998, which was $0.26 per share.

Item 7. Financial Statement and Exhibits.

There are no financial statements or exhibits filed as part of this Report

        SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 1998

TITAN TECHNOLOGIES, INC.

By Ronald L. Wilder
   ----------------------------
   Ronald L. Wilder,  President